SIGNATURE COPY






                          AGREEMENT AND PLAN OF MERGER

                                      among

                             KINGDOM VENTURES, INC.,
                              a Nevada corporation

                       AACC ACQUISITION CORPORATION, INC.,
                              a Nevada corporation

               AMERICAN ASSOCIATION OF CHRISTIAN COUNSELORS, INC.,
                               a Texas corporation

                                       and

                             DR. TIMOTHY E. CLINTON,
         an individual and the sole stockholder of American Association of Christian Counselors, Inc.

                            Dated as of July 31, 2003

                                                                  Signature Copy
Exhibits

A        Certificate of Merger
B        Consulting Agreement
C        Employment Agreement
D        PUT/CALL
E        Promissory Note
F        Guaranty of Promissory Note
G        Security Agreement and Pledge

Schedules

1 Balance Sheets of American Association of Christian Counselors, Inc. as of December 31, 2002 and June 30, 2003.

2 List of agreements, leases, commitments, contracts, undertakings or understandings to which American Association of Christian Counselors, Inc. is a party as of June 30, 2003.

3 List of all Persons employed, engaged pursuant to contract, or otherwise performing work or providing services in connection with the operation of the Business by American Association of Christian Counselors, Inc. as of June 30, 2003, including the date of hire or contract, the current compensation.

4 List of all bonus, deferred and incentive compensation, profit sharing, pension, retirement, vacation, sick leave, leave of absence, hospitalization, severance, and fringe benefit plans, arrangements, agreements, or policies.

5        Income Statements of American Association of Christian Counselors, Inc.
         for the twelve (12) months ended December 31, 2002 and the six months ended June 30, 2003.

6 List of current, contingent or threatened liabilities, indebtedness, obligations, Liens or claims of any nature (absolute, accrued, contingent or otherwise) in which American Association of Christian Counselors, Inc. is obligor or which have been or may be asserted against American Association of Christian Counselors, Inc.

7 List of the patents, trademarks, trade names, service marks, copyrights, applications for any of the forgoing, and other intellectual property owned by Stockholder and not included in the assets of American Association of Christian Counselors, Inc.

8 List of the holders of all capital stock of every class, all securities exchangeable for or convertible into shares of capital stock of any class, and all options, warrants or other rights to subscribe for or purchase shares of capital stock of American Association of Christian Counselors, Inc.

9        List  of   transactionsinvolving   American  Association  of  Christian
         Counselors, Inc. since January 1, 2003 outside of the ordinary course of business.

                                                                  Signature Copy

                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of July 31, 2003, is by and among KINGDOM VENTURES, INC., a Nevada corporation ("KDMV"), AACC ACQUISITION CORPORATION, INC., a Nevada corporation a controlled subsidiary of KDMV ("Merger Sub"), AMERICAN ASSOCIATION OF CHRISTIAN COUNSELORS, INC., a Texas corporation ("AACC") and DR. TIMOTHY E. CLINTON, an individual resident of Virginia and sole stockholder of AACC (the "Stockholder"). Each of the foregoing shall be referred to herein as a "Party" or collectively as the "Parties".

                                    RECITALS

         WHEREAS, KDMV and AACC have each determined to engage in a strategic business combination with the other;

         WHEREAS, in order to effect the business combination of KDMV and AACC, the parties hereto desire to merge AACC with and into Merger Sub (the "Merger"), with Merger Sub surviving as a controlled subsidiary of KDMV, pursuant to which
(i) each share of the common stock, no par value, of AACC ("AACC Common Stock") (including those shares which shall be outstanding immediately prior to Closing upon the exercise of all options and warrants convertible into securities of
AACC) will be converted into the right to receive a pro rata interest in the total Merger Consideration (as defined herein);

         WHEREAS, the Boards of Directors of each of KDMV, Merger Sub and AACC have determined the Merger, in the manner contemplated herein, to be desirable and in the best interests of their respective corporations and stockholders, and by resolutions duly adopted, have approved and adopted this Agreement;

         WHEREAS,   this   Agreement  is  intended  to   constitute  a  plan  of
reorganization within the meaning of Section 368 of the Code (as hereinafter defined) and the Treasury Regulations (as hereinafter defined) thereunder,

         NOW,  THEREFORE,  in  consideration  of  the  foregoing,   and  of  the
representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE I
                     CERTAIN DEFINITIONS AND INTERPRETATIONS

         1.1 DEFINITIONS. The terms set forth below in this Article I shall have the meanings ascribed to them below:

         AACC. The term "AACC" shall mean American Association of Christian Counselors, Inc., a Texas corporation.

         ACCOUNTS RECEIVABLE. The term "Accounts Receivable" shall mean all accounts receivable, notes receivable, and other rights to receive payment of money and all rights in and to any returned, reclaimed and repossessed goods, together with all rights, claims, counterclaims, titles, securities, security interests, liens and guaranties evidencing, securing, guaranteeing payment of, relating to or otherwise with respect to such accounts receivable and all rights, including any rights to recoupment, recovery, reclamation and resale to the extent they exist prior to the Closing.

         AFFILIATE. The term "Affiliate" of a Person shall mean, with respect to that Person, a Person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, or is acting as agent on behalf of, or as an officer or director of, that Person. As used in the definition of Affiliate, the term "control" (including the terms "controlling," "controlled by," or "under common control with") means the possession, direct or indirect, of the power to direct, cause the direction of, or influence the management and policies of a Person, whether through the ownership of voting securities, by contract, through the holding of a position as a director or officer of such Person, or otherwise.

         ARTICLES OF MERGER. The term "Articles of Merger" shall mean the Articles of Merger of AACC with and into Merger Sub in the form attached hereto as Exhibit A.

         BALANCE SHEET. The term "Balance Sheet" shall mean (a) the unaudited balance sheet of AACC as of December 31, 2002 and (b) the unaudited balance sheet of AACC as of June 30, 2003, copies of which are attached hereto as
Schedule 1.

         BUSINESS. The term "Business" shall mean the current business of AACC consisting of providing Christian counseling and referral services; publishing and distributing information and materials relating to Christian counseling concepts, curricula, methods and processes; advising and consulting with Christian counselors and counseling services; establishing Christian counseling centers and institutions; and other activities relating to the providing, preparing and advising Christian counseling services.

         CLOSING. The term "Closing" shall mean the consummation of the events and transactions to take place on the Closing Date pursuant to Article VI herein.

         CLOSING DATE. The term "Closing Date" shall mean the first Business Day following the satisfaction or waiver of all conditions to the obligations of all Parties to this Agreement.

         CODE. The term "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and shall include any rules or regulations promulgated thereunder and the interpretations thereof by any court or administrative agency.

         CONSULTING AGREEMENT. The term "Consulting Agreement" shall mean the Consulting Agreement by and between the KDMV and the Stockholder in the form attached hereto as Exhibit B.

         CONTRACT. The term "Contract" shall mean the agreements, undertakings, arrangements and other commitments listed on Schedule 2.

         DOLLAR OR $.  All amounts in dollars shall be in U.S. Dollars.



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

         EMPLOYEE. The term "Employee" shall mean a Person listed on Schedule 3.

         EMPLOYEE BENEFIT PLAN. The term "Employee Benefit Plan" shall mean a plan, policy, agreement or procedure listed on Schedule 4.

         EMPLOYMENT AGREEMENT. The term "Employment Agreement" shall mean the Employment Agreement by and between the Merger Sub, KDMV, and the Stockholder in the form attached hereto as Exhibit C.

         ENVIRONMENTAL PROTECTION LAW. The term "Environmental Protection Law" shall mean any federal, state, local and foreign law, statute, regulation having the force and effect of law, permit, court decree, judgment, injunction or written order concerning (i) public health and safety relating to exposure of humans to toxic or hazardous substances, (ii) pollution or protection of the environment or natural resources, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") (42 U.S.C.ss.9601 et seq.); the Hazardous Materials Transportation Act (49 U.S.C.ss.1801 et seq.); the Resource Conservation and Recovery Act ("RCRA") (42 U.S.C.ss.6901 et seq.); the Clean Water Act (33 U.S.C.ss.1251 et seq.); the Safe Drinking Water Act (14 U.S.C.ss.1401 et seq.); the Toxic Substances Control Act (15 U.S.C.ss.2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C.ss.136 et seq.); the Clean Air Act (42 U.S.C.ss.7401 et seq.); the Emergency Planning and Community Right-to-Know Act (42 U.S.C.ss.ss.11001-11005, 11021-11023, and 11041-11050); and all comparable state laws; in each case including the regulations promulgated thereunder and as supplemented or amended from time to time, or (iii) safety in the work place, including, without limitation, the Occupational Safety and Health Act ("OSHA") and all comparable state laws, including regulations promulgated thereunder and as supplemented or amended from time to time.

         FINANCIAL STATEMENTS. The term "Financial Statements" shall mean the Balance Sheet and the Income Statement.

         INCOME STATEMENT. The term "Income Statement" shall mean (i) the unaudited income statement of AACC for the twelve (12) months ended as of December 31, 2002 and (ii) the unaudited income statement of AACC for the six
(6) months ended June 30, 2003,  copies of which are attached hereto as Schedule
5.

         INTELLECTUAL PROPERTY. The term Intellectual Property" shall have the meaning ascribed thereto in the Intellectual Property Agreement.

         INTELLECTUAL PROPERTY AGREEMENT. The term "Intellectual Property Agreement" shall mean the Intellectual Property Assignment and Transfer Agreement by and between AACC and Stockholder, effective as of, February 1, 2003.

         IRS. The term "IRS" shall mean the Internal Revenue Service or any successor United States governmental agency thereto.

         KDMV. The term KDMV shall mean Kingdom Ventures, Inc., a Nevada corporation.

         KDMV INDEMNIFIED PARTIES. The term "KDMV Indemnified Parties" shall have the meaning given that term in Section 9.1 hereof.

         KDMV STOCK. The term "KDMV Stock" shall mean the common stock, $.001 par value per share, of KDMV.

         KNOWLEDGE. The term "Knowledge" shall mean the (i) actual knowledge of the Person or entity and (ii) the actual knowledge that would have been acquired by a Person or an executive officer, partner, manager or shareholder of any entity that would have been acquired after reasonable inquiry.

         LIABILITY. The term "Liability" shall mean any payable, indebtedness, Lien, or other obligation binding on AACC or any of its properties that are (a) listed on Schedule 6 or included in the Financial Statements or (b) incurred after June 30, 2003 in the normal course of the Business.

         LIEN. The term "Lien" shall mean any and all liens, pledges, claims, charges, security interests whether or not perfected or regardless of the manner of perfection, preferential rights of purchase, first rights of refusal, and other encumbrances, option or other similar rights of any third Person on the rights of the owner of any property to hold, sell or own such property.

         MATERIAL ADVERSE EFFECT. The term "Material Adverse Effect" shall mean any effect that is materially adverse to the assets, financial condition or results of operations of a Person other than effects arising from (a) general business or economic conditions affecting the economy as a whole, (b) conditions generally affecting the industry in which such Person is engaged or in which such Person competes for customers or suppliers, or (c) the announcement or pendency of this Agreement or the transactions contemplated hereby.

         MERGER CONSIDERATION. The term "Merger Consideration" shall mean the aggregate of THREE MILLION SEVEN HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($3,750,000) payable in the form of (a) 6,000,000 shares of KDMV Stock issued to the Stockholder at Closing and subject to adjustment as set forth in Section 2.3 hereof, and (b) the Promissory Note.

         MERGER  SUB.  The  term  "Merger  Sub"  shall  mean  AACC   Acquisition
Corporation, Inc., a Nevada corporation a directly controlled subsidiary of KDMV.

         PERMITTED LIEN. The term "Permitted Lien" means, with respect to AACC, any (a) mechanic's, materialman's, and similar Lien, (b) Lien for Taxes not yet due and payable, (c) purchase money Lien and Lien securing rental payments under capital lease arrangements, and (d) other Lien arising in the ordinary course of Business and not incurred in connection with the borrowing of money.

         PERSON. The term "Person" shall mean an individual, a corporation, a partnership, an association, a limited liability company, a joint stock company, a trust, an incorporated or unincorporated organization, or a government or political subdivision thereof.

         PUT/CALL. The term "PUT/CALL" shall mean the PUT/CALL Agreement between the Stockholder and KDMV in the form attached hereto as Exhibit D.

         PROMISSORY  NOTE.  The term  "Promissory  Note" shall mean a promissory note in the form attached hereto as Exhibit E dated as of the Closing Date and payable to the Stockholder.

         PROMISSORY NOTE GUARANTY AGREEMENT. The term "Promissory Note Guaranty Agreement" shall mean the guaranty in the form attached hereto as Exhibit F dated as of the Closing Date.

         PROMISSORY NOTE SECURITY AND PLEDGE. The term "Promissory Note Security and Pledge Agreement" shall mean the security and pledge agreement in the form attached hereto as Exhibit G dated as of the Closing Date.

         REGULATED SUBSTANCE OR REGULATED SUBSTANCES. The term "Regulated Substance" or "Regulated Substances" shall mean any chemical or substance subject to or regulated under any Environmental Protection Law including, without limitation, any "pollutant or contaminant" or "hazardous substance" as those terms are defined in CERCLA, any "hazardous waste" as that term is defined in RCRA, and any other hazardous or toxic wastes, substances, or materials, petroleum (including crude oil and refined and unrefined fractions thereof), polychlorinated biphenyls ("PCBs"), infectious waste, special waste, pesticides, fungicides, solvents, herbicides, flammables, explosives, asbestos and asbestos-containing material, and radioactive materials, whether injurious by themselves or in combination with other materials.

         RETAINED RIGHTS. The term "Retained Rights" shall mean the patents, trademarks, trade names, service marks, copyrights, works (only in the formats listed), and other Intellectual Property listed on Schedule 7, which Retained Rights, Stockholder shall own, and/or continue to own, pursuant to the terms of the Intellectual Property Agreement.

         STOCKHOLDER. The term "Stockholder" shall mean Dr. Timothy E. Clinton, an individual resident of the State of Virginia.

         STOCKHOLDER ENTITIES. The term "Stockholder Entities" shall mean, collectively, (a) American Association of Christian Counselors Foundation, Inc., a Virginia corporation ("AACC Foundation"), Live the Life, Inc., a Virginia corporation, Christian Counseling Resources, Inc., an Illinois corporation; Light Counseling, Inc., a Virginia corporation; Light Investments, LLC, a Virginia limited liability company; Shine Media, LLC, a Virginia limited liability company; ZMG, Inc., a Virginia corporation; Tim LaHaye Prophecy Institute, LLC, a Virginia limited liability company; Wild Heart Outdoors, LLC, a Virginia limited liability company; The Center of Counseling and Family Studies, a subsidiary of Liberty University; Shine Inc., a Texas corporation; Marantha Music, Inc., a Virginia corporation; and The Corinthian Group, Inc., a Virginia corporation; (b) any Person, other than Stockholder or AACC, who has contributed to, or is an author or owner, of any Intellectual Property owned or utilized by AACC, including without limitation, Gary Sibcy, George Ohschlager, and Edward Hindson; (c) any third Person with whom AACC or the Stockholder has entered contracts listed on Schedule 2; and (d) the Affiliates and assigns of all of the foregoing.

         SHARES. The term "Shares" shall mean the issued and outstanding shares of the capital stock of AACC or securities exchangeable for or convertible into shares of the capital stock of AACC or granting any Person the right to purchase or subscribe for shares of the capital stock of AACC or securities exchangeable for or convertible into shares of the capital stock of AACC set forth on
Schedule 8.

         TAX. The term "Tax" shall mean any federal, state, local, foreign and other Tax or other assessment, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, profit share, license, lease, service, service use, value added, withholding, payroll, employment, excise, estimated severance, stamp, occupation, premium, property, windfall profits, or other Tax of any kind whatsoever, together with any interests, penalties, additions to Tax, fines or other additional amounts imposed thereon or related thereto.

         TAX RETURN. The term "Tax Return" shall mean any return, declaration, report, statement, rendition, or other document of, relating to, or required to be filed in respect of, any Tax.

         1.2 NUMBER AND GENDER. The singular of all defined terms shall include the plural and any term that is defined in the masculine gender shall be deemed to include the feminine and neuter genders.

         1.3 HEADINGS. Headings in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

         1.4 SCHEDULES AND EXHIBITS. All Schedules and Exhibits attached to this Agreement are hereby incorporated into and made a part of this Agreement.

                                   ARTICLE II
                                   THE MERGER

         2.1 MERGER. Subject to the terms and conditions of this Agreement, on the Closing Date, AACC shall be merged with and into Merger Sub in accordance with this Agreement, and the separate corporate existence of AACC shall thereupon cease. The Merger Sub shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effects specified in the corporate laws of the State of Texas and the State of Nevada.


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

         2.2 EFFECT OF MERGER ON THE SHARES.

         (a) At the Closing, the Shares shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Merger Consideration on a prorata basis.

         (b) At the Closing, each Share (i) issued and held in AACC's treasury or (ii) owned by KDMV, Merger Sub or any other subsidiary of KDMV or AACC shall, on the Closing Date and by virtue of the Merger, cease to be outstanding and shall be canceled and retired without payment of any consideration therefor, and no consideration shall be delivered in exchange therefor.

         (c) As a result of the Merger and without any action on the part of the holder thereof, each Share outstanding as of the Closing Date (other than any Shares held by a Dissenting Stockholder) shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive a prorata portion of the Merger Consideration.

         2.3 ADJUSTMENT OF MERGER CONSIDERATION. Within 30 days after each April 30, July 31, October 31 and January 31 (each an "Adjustment Date"), during the period commencing on July 31, 2003 and ending on July 31, 2008, KDMV shall issue to the Stockholder that number of additional KDMV Stock (the "Additional Merger Consideration") which is equal to the quotient of (a) the difference between $100,000 minus the product of (i) 200,000 times (ii) the Weighted Average Price Per Share (as hereinafter defined), divided by (b) the Weighted Average Price Per Share; provided, however, that any negative result shall be disregarded and shall result in no Additional Merger Consideration and in no event will the Weighted Average Price Per Share less than $.25 per share. All Additional Merger Consideration shall be deliverable to the Stockholder by KDMV on the 30th day following each Adjustment Date to which it relates at such location as shall from time to time be specified by the Stockholder. As used in this Section 2.3, the terms "Weighted Average Price Per Share" on any Adjustment Date shall mean the weighted average price per share of all transactions in KDMV Stock during the three months immediately preceding and ending on the Adjustment Date reported by the national securities exchange on which the largest volume of KDMV Stock was traded during such period or, if KDMV Stock was not traded on a national securities exchanged, reported by the National Association of Securities Dealers in the automated quotation system, or if not reported in the National Association of Securities Dealers Automated Quotation System, in the Over-the-Counter Bulletin Board market as reported by National Quotation Bureau, LLC. In the event that there are no transactions in KDMV Stock during any period, the Weighted Average Price Per Share for such period shall be equal to the Weighted Average Price Per Share for the Previous Period.

         2.4 DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, Shares held by a holder (if any, a "Dissenting Stockholder") who has the right to demand payment for and an appraisal of such Shares under the laws of the State of Texas shall not be converted into a right to receive Merger Consideration but shall have the rights set forth in the laws of the State of Texas unless such holder fails to perfect or otherwise loses such holder's right to such payment or appraisal, if any. If such holder fails to perfect or loses any such right to appraisal, each such Share of such holder shall be treated as a Share converted as of the Closing Date into the right to receive Merger Consideration. AACC shall give prompt notice to KDMV of any demands received by

AACC for appraisal of shares of Shares, withdrawals of such demands and any other instruments served pursuant to the laws of the State of Texas and KDMV shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. AACC shall not, except with the prior written consent of KDMV, make any payment with respect to, or settle or offer to settle, any such demands or agree to do or commit to do any of the foregoing.

         2.5 ARTICLES OF INCORPORATION. The articles of incorporation of Merger Sub in effect immediately prior to the Closing Date shall be the articles of incorporation of the Surviving Corporation, until duly amended in accordance with applicable law, except that the name of the Surviving Corporation shall be changed to "American Association of Christian Counselors, Inc."

         2.6 BYLAWS. The bylaws of the Merger Sub in effect immediately prior to the Closing Date shall be the bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.

         2.7 DIRECTORS OF SURVIVING CORPORATION. The directors of Merger Sub immediately prior to the Closing Date shall be the directors of the Surviving Corporation as of the Closing Date until their successors shall be elected and qualified or their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation, except that the Board of Directors shall be increased by one (1) person and the Stockholder shall be elected to the Board of Directors of the Surviving Corporation as of the Closing Date.

         2.8 OFFICERS OF SURVIVING CORPORATION. The officers of Merger Sub immediately prior to the Closing Date shall be the officers of the Surviving Corporation as of the Closing Date until their successors shall be elected and qualified or their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation except that the Stockholder shall be elected as the President and Chief Executive Officer of the Surviving Corporation as of the Closing Date.

                                  ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF AACC

         As of the date hereof and as of the Closing Date, AACC represents and warrants to KDMV and the Merger Sub the following:

         3.1 ORGANIZATION AND GOOD STANDING OF AACC. AACC is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has full corporate power and authority to own, operate and lease its assets in the manner currently owned, operated and leased by it. AACC is duly qualified to do business as a foreign entity in all states in which the nature of its business requires such qualification and in which the failure to so qualify could have a Material Adverse Effect.

         3.2 CAPITAL STOCK. Schedule 8 contains a complete list of all capital stock of every class now issued and outstanding, all securities exchangeable for or convertible into shares of capital stock of any class of AACC and all options, warrants or other rights to subscribe for or purchase shares of capital stock of AACC. All Shares are fully paid and non-assessable. There are no other



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

shares of capital stock or securities convertible into shares of capital stock of any description issued by AACC and there are no outstanding subscriptions, options, convertible securities, warrants or calls of any kind issued or granted by, or binding upon, AACC to purchase or otherwise acquire or to sell or otherwise dispose of any security of or equity interest in AACC. AACC has no subsidiaries and owns no capital stock or other interest in any Person.

         3.3 AUTHORIZATION. AACC has full corporate power and authority under its certificate or articles of incorporation and by-laws, and its board of directors and shareholders have taken all necessary action to authorize, execute and deliver this Agreement and the exhibits and schedules hereto, to consummate the transactions contemplated herein and to take all actions required to be taken by it pursuant to the provisions hereof, and each of this Agreement and the exhibits hereto constitutes the valid and binding obligation of AACC enforceable in accordance with its terms.

         3.4 NON-CONTRAVENTION. Neither the execution and delivery of this Agreement or any documents executed in connection herewith, nor the consummation of the transactions contemplated herein or therein, does or will violate, conflict with, result in a breach of or require notice or consent under any law, the charter or bylaws of AACC or any provision of any agreement or instrument to which AACC is a party.

         3.5 VALIDITY. There are no pending or threatened judicial or administrative actions, proceedings or investigations which question the validity of this Agreement or any action taken or contemplated by AACC in connection with this Agreement.

         3.6 LITIGATION. There is no judgment, order, writ, injunction or decree of any court, government or governmental agency, or arbitration tribunal and there is no investigation, claim or proceeding or litigation of any type pending or, to the Knowledge of AACC, threatened (i) involving AACC or (ii) that might reasonably be expected to have a Material Adverse Effect on AACC.

         3.7 CONTINUITY PRIOR TO CLOSING DATE. Since January 1, 2003, except as disclosed on Schedule 9, AACC has not conducted its businesses otherwise than in the usual and customary manner and in the ordinary course of business, consistent with its historical practice and, there has not been:

         (a) any sale, lease, distribution, transfer, mortgage, pledge or subjection to Lien of assets, except sales or other dispositions of inventory and obsolete or surplus equipment in the ordinary and usual course of business or sales; except for the Intellectual Property Agreement;

         (b) any transaction by AACC not in the ordinary and usual course of business;

         (c) any damage, destruction or loss to the assets of AACC whether or not covered by insurance;

         (d)  a   termination,   or  a  threatened   termination,   or  material
modification, in each case not in the ordinary course of business, of any material contract or the relationship of AACC with any customer or supplier;

         (e) any change in accounting methods or principles or the application thereof or any change in policies or practices with respect to items affecting working capital except to the extent that such changes were mandated by applicable accounting standards;

         (f) any delay or reduction in capital expenditures in contemplation of this Agreement or otherwise, or any failure to continue to make capital expenditures in the ordinary course of business consistent with past practice;

         (g) any acceleration of shipments, sales or orders or other similar action in contemplation of this Agreement or otherwise not in the ordinary course of business consistent with past practice;

         (h) any bonus payments, salary increases, commission increases or modifications, the execution of any employment agreement, severance arrangement, consulting arrangement or similar document or agreement, or other changes in employee benefits or other compensation;

         (i) any waiver of any rights that, singly or in the aggregate, are material to AACC or the financial condition or results of operation of AACC;

         (j) any labor strikes, union organizational activities or other similar occurrence; or

         (k) any contract or commitment to do or cause to be done any of the foregoing.

         3.8 CONTRACTS AND COMMITMENTS. Schedule 2 lists all agreements, leases, commitments, contracts, undertakings or understandings to which AACC is a party, including but not limited to trademark, trade name, trade secret, software, technology, or patent license agreements, service agreements, lease, purchase or sale agreements, supply agreements, distribution or distributor agreements, purchase orders, customer orders and equipment rental agreements to which AACC is a party or under which any of its assets are bound. AACC is not in breach of or default under and AACC has not received any communication claiming that AACC is in breach of or in default under any Contract. Each Contract is a valid, binding and enforceable agreement of AACC and the other parties thereto. There has not occurred any breach or default under any Contract on the part of the other parties thereto, and no event has occurred, which with the giving of notice or the lapse of time, or both, would constitute a default under any Contract. There is no dispute between the parties to any Contract as to the interpretation thereof or as to whether any party is in breach or default thereunder, and no party to any Contract has indicated its intention to, or suggested it may evaluate whether to, terminate any Contract. AACC is not a party to any covenant or obligation of any nature limiting the freedom of AACC to compete in any line of business after the Closing.

         3.9 TAXES.

         (a) All Tax Returns (including information returns) that are required to be filed (taking into account all extensions) on or before the Closing Date for, by, on behalf of or with respect to AACC, have been timely filed with the appropriate foreign, federal, state and local authorities and all Taxes shown to be due and payable on such Tax Returns or related to such Tax Returns have been timely paid in full;

         (b) All such Tax Returns and the information and data contained therein have been, in all material respects, properly and accurately compiled and completed, fairly present in all material respects the information purported to be shown therein, and reflect all material liabilities for Taxes for the periods covered by such Tax Returns;

         (c) None of such Tax Returns are now under audit or examination by any foreign, federal, state or local authority and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment or collection of any Tax or deficiency of any nature against AACC or its properties, or with respect to any such Tax Return, or any suits or other actions, proceedings, investigations or claims now pending or threatened against AACC or its properties with respect to any Tax, or any matters under discussion with any foreign, federal, state or local authority relating to any Tax, or any claims for any additional Tax asserted by any such authority;

         (d) All Taxes due and required to be paid by AACC on or before the Closing Date or assessed and due and required to be paid by AACC on or before the Closing Date have been timely paid in full;

         (e) All withholding Tax and Tax deposit requirements imposed on AACC or its properties for any and all periods prior to and including the Closing Date have been timely satisfied in full on or before the Closing Date;

         (f) AACC has made adequate provision for the payment in full of any and all unpaid Taxes for any and all periods or portions thereof ending on or before the Closing Date;

         (g) AACC has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G (relating to parachute payments) of the Code;

         (h) AACC is not a party to any Tax allocation or Tax sharing agreement;

         (i) AACC (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is AACC), and (ii) has no liability for Taxes of any Person (other than
AACC) under Treasury Regulations ss. 1.1502-6 (or any similar provision of foreign, state or local law), as a transferee or successor, by contract, or otherwise;

         (j) There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon any of the assets;

         (k)  AACC  has  not  been  a  "United  States  real  property   holding
corporation" within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

         (l) AACC has not made an election, and is not required, to treat any of its assets as Tax-exempt bond financed property or Tax-exempt use property within the meaning of Section 168 of the Code or under any comparable provision of foreign, state or local Tax law;

         (m) AACC has not filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of foreign, state or local law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state or local law) apply to any disposition of any asset of AACC; and

         (n) AACC has not requested or received any ruling from any foreign, federal, state or local authority, or signed any binding agreement with any such authority (including, without limitation, any advance pricing agreement), that would impact the amount of Tax liability of AACC after the Closing Date.

         3.10 FINANCIAL RECORDS. The Financial Statements are accurate and complete, were prepared from and are consistent with AACC's books and records, and fairly present the financial condition and results of operations of AACC.

         3.11 CONDITION OF AND TITLE TO ASSETS. AACC has good and indefeasible title to all of its assets that are used or needed in the Business, free and clear of all Liens other than (a) the Retained Rights; and (b) all rights, if any, of the Stockholder Entities, and other third Persons, in and to any Intellectual Property owned or utilized by AACC, whether such Intellectual Property is owned by AACC pursuant to the terms of the Intellectual Property Agreement, or otherwise. All the assets of AACC are in good, serviceable condition and fit for the particular purposes for which they are used in the Business, subject only to normal maintenance requirements and normal wear and tear reasonably expected in the ordinary course of business. All items of inventory of AACC are merchantable or (in the case of raw materials, supplies and work in process) suitable and useable for the production or completion of merchantable products, for sale in the ordinary course of business.

         3.12 LIABILITIES. Except as set forth on Schedule 6, to the Knowledge of AACC, there is no existing, contingent or threatened liability, indebtedness, obligation, Lien or claim of any nature (absolute, accrued, contingent or otherwise) that relates to or has been or may be asserted against AACC, other than liabilities reflected on the Financial Statements or arising after the dates of the Financial Statements or contractual obligations requiring performance other than the payment of money in the ordinary course of business consistent with past practice.

         3.13 EMPLOYEES AND RELATED MATTERS.

         (a) Schedule 3 is a complete list of all Persons who as of the Closing Date is employed, engaged pursuant to contract, or otherwise performs work or provides services in connection with the operation of the Business, including those, if any, on disability, sick leave, layoff or leave of absence, who, in accordance with AACC's applicable policies would be eligible to return to active status.

         (b) No Person has made any claim or, to the Knowledge of AACC, has any basis for any action or proceeding against AACC, arising out of any statute, ordinance regulation or common law relating to discrimination in employment or employment practices, harassment, occupational health and safety standards or worker's compensation. Without limiting the generality of the foregoing, no notice has been received by AACC of any complaint filed by any Person against AACC claiming that AACC has violated any applicable employee or human rights or similar legislation in the jurisdictions in which AACC conducts business or of any complaints or proceedings of any kind involving AACC or any of the Employees of AACC before the National Labor Relations Board or other administrative body. There are no outstanding orders, charges or complaints against AACC under the Occupational Health and Safety Act (or any applicable health and safety legislation in the jurisdictions in which AACC conducts business). All levies, assessments and penalties made against AACC pursuant to the Texas Workers' Compensation Act (and any applicable workers' compensation legislation in the jurisdictions in which AACC conducts business) have been paid by AACC and AACC has not been reassessed under any such legislation since AACC's inception.

         (c) No Employee, consultant or agent has made or, to the Knowledge of AACC, has any basis for making any claim (whether under law, any employment or consulting agreement or otherwise) on account of or for (i) overtime pay, other than overtime for the current payroll period, (ii) wages or salary for any period other than the current payroll period, (iii) vacation time off, sick time or pay in lieu of any of the foregoing, other than that earned in respect of the current year, or (iv) any violation of any statute, ordinance or regulation relating to minimum wages or other fair labor standards.

         (d) AACC is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, U.S. or foreign and, to the Knowledge of AACC, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving Employees of AACC. There is no labor strike or labor disturbance pending or, to the Knowledge of AACC, threatened against AACC, and AACC has not experienced a work stoppage.

         (e) Except as set forth on Schedule 3, there are no outstanding written or oral employment contracts, sales, services or consulting agreements, or any bonus arrangements with any Person, nor are there any outstanding oral contracts of employment which are not terminable at will by AACC in accordance with applicable law.

         (f) Except for remuneration paid to Employees, consultants and agents in the usual and ordinary course of business and made at current rates of remuneration (which rates have not been increased since February 1, 2003), no payments have been made or authorized since February 1, 2003 by AACC to officers, directors or employees of AACC.

         3.14 NO MATERIAL CHANGE. There has been no change in the business, prospects, results of operations, assets or financial position of AACC from January 1, 2003, which has had or can reasonably be expected to have a Material Adverse Effect, and no event has occurred which could reasonably be expected to lead to or cause such a change.

         3.15 COMPLIANCE WITH LAW. AACC is not in violation of any provision of any law, decree, order, regulation, license, permit, consent, approval, authorization or qualification or order, including, without limitation, those Environmental Protection Laws, ERISA, and laws relating to health, the environment or Regulated Substances, and AACC has not received any notice of any alleged violation of such laws.

         3.16 INSURANCE. AACC has heretofore delivered to KDMV a list and copies of all insurance policies of AACC or relating to the conduct of the Business. Such policies are in full force and effect, and AACC is not in default under any of them. AACC has paid all premiums due prior to the Closing Date under all such policies and no such policies have any provision for the retrospective adjustment of premiums paid.

         3.17 GOVERNMENT LICENSES, PERMITS AND RELATED APPROVALS. All licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities required for the conduct of Business by AACC are in full force and effect, are not being violated, and will not require termination, renewal or amendment as a result of this Agreement or the transactions contemplated hereby.

         3.18 TRANSACTIONS WITH CERTAIN PERSONS. Except for the Intellectual Property Agreement, AACC has not, directly or indirectly, purchased, leased or otherwise acquired any property or obtained any services from, or sold, leased or otherwise disposed of any property or furnished any services to, or otherwise dealt with (except with respect to remuneration for services rendered as a director, officer or Employee of AACC), in the ordinary course of business or otherwise, the Stockholder or any Affiliate thereof. AACC does not owe any amount to, or have any contract with or commitment to, any of its shareholders, directors, officers, Employees or consultants (other than compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business), and none of such Persons owes any amount to AACC.

         3.19 ACCOUNTS RECEIVABLE. The Accounts Receivable of AACC are valid, genuine and subsisting, arise out of bona fide sales and deliveries of goods, performance of services or other business transactions in the ordinary course of business, and are owned free and clear and not subject to any Lien, and are current and collectible net of any reserves shown on the Financial Statements (which reserves are adequate and were calculated consistent with past practice).

         3.20 EMPLOYEE BENEFITS.

         (a) Schedule 4 sets forth a list of all of the bonus, deferred and incentive compensation, profit sharing, pension, retirement, vacation, sick leave, leave of absence, hospitalization, severance, and fringe benefit plans, arrangements or agreements, all "employee pension benefit plans" as defined in
Section 3(2) of ERISA and all  "employee  welfare  benefit  plans" as defined in
Section 3(1) of ERISA which AACC maintains, to which AACC contributes or has an obligation to contribute, in which AACC's Employees are participants or with respect to which AACC has any liability or reasonable expectation of liability. Except as set forth on Schedule 4, AACC is not subject to any legal, contractual, equitable or other obligation (nor have they any formal plan or commitment, whether legally binding or not) to enter into any form of compensation or employment agreement or to establish any employee benefit plan of any nature, including (without limitation) any pension, profit sharing, welfare, post-retirement welfare, stock option, stock or cash award, non-qualified deferred compensation or executive compensation plan, policy or practice or to modify or change any existing Employee Benefit Plan. For purposes of this Section 3.20, all references to AACC shall be deemed to refer to AACC and any trade or business, whether or not incorporated, which together with AACC would be deemed or treated as a "single employer" within the meaning of Section 414 of the Code or ERISA Section 4001. With respect to each Employee Benefit Plan, AACC has made available to KDMV a true and correct copy of each of the following, as applicable:

         (i) the current plan document (including all amendments adopted since the most recent restatement) and its most recently prepared summary plan description and all summaries of material modifications prepared since the most recent summary plan description, and all material employee communications relating to such plan;

         (ii) annual reports or Code Section 6039D information returns (IRS Form 5500 Series), including financial statements, for the last five years;

         (iii) all contracts relating to any plan with respect to which AACC may have any liability, including, without limitation, each related trust agreement, insurance contract, service provider contract, subscription or participation agreement, or investment management agreement (including all amendments to each such document);

         (iv) the most recent IRS determination letter or other opinion letter with respect to the qualified status under Code Section 401(a) of such plan or under Code Section 501(c)(9) of the related trust; and

         (v) actuarial reports or valuations for the last five years.

         (b) There has been no breach or violation of or default under any Employee Benefit Plan that will subject AACC or such Employee Benefit Plan to any Taxes, penalties or claims. Each Employee Benefit Plan is in compliance with the provisions of all applicable laws, rules and regulations, including, without limitation, ERISA and the Code, and each Employee Benefit Plan intended to be qualified under Section 401 of the Code has been maintained in compliance with, and currently complies with, all qualification requirements of the Code in form and operation, including, but not limited to, requirements with respect to leased employees, as defined in Section 414(n) of the Code. Other than claims for benefits in the ordinary course, there is no material claim pending, or threatened, involving any Employee Benefit Plan by any Person against such Employee Benefit Plan. No Employee Benefit Plan is subject to ongoing audit, investigation or other administrative proceeding of the IRS, the Department of Labor or any other governmental agency, and no Employee Benefit Plan is the subject of any pending application for administrative relief under any voluntary compliance program of the IRS, the Department of Labor or any other governmental entity.

         (c) None of the Employee Benefit Plans (i) is subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA, (ii) is a plan of the type described in Section 4063 of ERISA or
Section 413(c) of the Code, (iii) is a "multiemployer plan" (as defined in Section 3(37) of ERISA), or (iv) provides for medical or other insurance benefits to current or future retired employees or former employees of AACC (other than as required for group health plan continuation coverage under Code
Section 4980B or applicable state law). No under-funded  pension plan subject to
Section 412 of the Code has been terminated by or transferred out of AACC. AACC has not participated in or contributed to, or had an obligation to contribute to, any multiemployer plan (as defined in ERISA Section 3(37)) and has no withdrawal liability with respect to any multiemployer plan. There has been no transaction that is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA, respectively, in relation to any Employee Benefit Plans.

         (d) No Employee or former employee of AACC shall accrue or receive additional benefits, service or accelerated rights to payment of benefits under any Employee Benefit Plan or become entitled to severance, termination allowance or similar payments as a result of the transactions contemplated by this Agreement.

         (e) AACC has the right to, in any manner, and without the consent of any employee, beneficiary or dependent, employees' organization or other Person, terminate, modify or amend any Employee Benefit Plan (or their participation in any such Employee Benefit Plan) at any time sponsored, maintained or contributed to by AACC, effective as of any date before, on or after the Closing Date except to the extent that any retroactive amendment would be prohibited by Section 204(g) of ERISA or would adversely affect a vested accrued benefit or a previously granted award under any such plan not subject to Section 204(g) of ERISA.

         3.21 ENVIRONMENTAL MATTERS.

         (a) As used in this Agreement, the term "release" and "threatened release" have the meanings specified in CERCLA, and the terms "solid waste" and "disposal" (or "disposed") have the meanings specified in RCRA; provided, however, that (i) to the extent the laws of any jurisdiction applicable to AACC or any of its properties or assets establish a meaning for "release," "solid waste" or "disposal" which is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply in such jurisdiction.

         (b) (i) None of the operations of AACC is the subject of federal, state or local investigation evaluating whether any remedial action is needed to respond to a release of any Regulated Substance into the environment; (ii) AACC has not filed, or received notice that any other Person has filed, any notice under any federal, state or local law indicating that AACC is responsible for the release into the environment or the improper storage of any Regulated Substance or solid waste or that any such substance or waste has been released or is improperly stored upon any property of AACC; (iii) AACC does not otherwise have liability or contingent liability in connection with any violation of Environmental Protection Laws or in connection with the release or threatened release into the environment or the improper storage of any Regulated Substance;
(iv) all notices, permits, licenses or similar authorizations, if any, required to be obtained or filed in connection with the operations of the business of AACC or any predecessor to AACC, including, without limitation, present or past treatment, storage, disposal or release of a Regulated Substance or solid waste into the environment, have been duly obtained or filed, and AACC is in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations; (v) there has been no release or threatened release of any Regulated Substances on, to or from any of the properties or assets of AACC; (vi) AACC is in compliance with Environmental Protection Laws; (vii) nothing exists that could reasonably be expected to create an obligation or liability of AACC under Environmental Protection Laws, and there are no storage tanks or other containers on or under any of the properties or assets of AACC from which Regulated Substances may be released into the surrounding environment; (viii) there have been no environmental investigations, studies, audits, reviews or other analyses conducted by or which are in the possession of AACC regarding any facility or property owned, operated or leased by AACC that have not been provided to KDMV; and (ix) no claims are pending or threatened by third Persons against AACC with respect to AACC or against AACC alleging liability for exposure to Regulated Substances.

         3.22 DISCLOSURES. All schedules to this Agreement are complete and accurate. No representation or warranty by the Stockholder or AACC in this Agreement or in any Schedule or Exhibit to this Agreement, or in any statement or certificate or other document furnished to KDMV by the Stockholder, AACC or any representative of the Stockholder, contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary to make the statements therein not misleading.

         3.23 BROKER. AACC has not hired, retained or dealt with any broker or finder in connection with the transactions contemplated by this Agreement.

                                   ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

         As of the date hereof and as of the Closing Date, the Stockholder represents and warrants to KDMV the following:

         4.1 STATUS. The Stockholder is a natural person.

         4.2 AUTHORIZATION. The Stockholder has full power and authority to execute and deliver this Agreement and the exhibits and schedules hereto, to consummate the transactions contemplated herein and to take all actions required to be taken by him or her pursuant to the provisions hereof, and each of this Agreement and the exhibits hereto constitutes the valid and binding obligation of the Stockholder enforceable in accordance with its terms except as may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditor's rights generally and except for the limitations imposed by general principles of equity.

         4.3 TITLE TO SHARES. The Stockholder owns beneficially and of record (or prior to Closing shall own beneficially and of record) all of the Shares, free and clear of all Liens, and the Shares are not subject to any agreements or understandings with respect to the voting or transfer of any Shares. Prior to Closing, there will be no outstanding subscriptions, options, convertible securities, warrants or calls of any kind issued or granted by, or binding upon, AACC or any Stockholder of AACC to purchase or otherwise acquire or to sell or otherwise dispose of any security of or equity interest in AACC.

         4.4 REPRESENTATIONS OF AACC. To the Knowledge of the Stockholder, none of the representations or warranties of AACC contained in this Agreement are false or contain a material misstatement of fact or the omission of any statement necessary to make the statements contained therein not misleading.

         4.5 INVESTMENT ONLY.

         (a) All of KDMV Stock being acquired pursuant to this Agreement is being acquired by the Stockholder for its own account, not as a nominee or agent, and not with a view to its distribution within the meaning of Section 2(11) of the Securities Act of 1933 (the "Securities Act"). Except pursuant to he PUT/CALL, the Stockholder has no present intention of selling, granting any participation in, or otherwise distributing any such KDMV Stock except to the extent that such KDMV Stock is subject to an effective registration statement or pursuant to an exemption from registration under the Securities Act. By executing this Agreement, the Stockholder further represents and warrants that the Stockholder does not have any contract, undertaking, agreements, or arrangements with any Person to sell, transfer, or grant participations to such Person or to any third person, with respect to any of KDMV Stock acquired pursuant to this Agreement.

         (b) The Stockholder understands that KDMV Stock has not been and will not be registered under the Securities Act and therefore may not be resold without compliance with the requirements of the Securities Act and any applicable state securities laws. The Stockholder acknowledges that KDMV is relying on the representations contained in this Agreement as the basis for an exemption from registration under the Securities Act.

         (c) The Stockholder represents that it is able to bear the economic risk of an investment in KDMV Stock and can afford to sustain a total loss of such investment and either (i) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the proposed investment in KDMV, or (ii) together with Persons with whom it has consulted, has such knowledge and experience in financial and business matters concerning KDMV that it is capable of evaluating the merits and risks of the proposed investment in KDMV. The Stockholder further represents that it has had an adequate opportunity to ask questions and receive answers from KDMV concerning any and all matters relating to the transactions described herein including, without limitation, the background and experience of the current and proposed officers and directors of KDMV, the operation of its business, the properties, prospects, and financial condition of KDMV, and to obtain additional information necessary to verify the accuracy of any information furnished to the Stockholder or to which the Stockholder has had access. The Stockholder has asked any and all questions in the nature described in the preceding sentence and all questions have been answered to its satisfaction.

         (d) The Stockholder will not sell or otherwise transfer KDMV Stock without registration of such securities under the Securities Act or an exemption therefrom, and fully understands and agrees that it must bear the economic risk of its purchase for an indefinite period of time because, among other reasons, KDMV Stock have not been registered under the Securities Act or under the securities laws of any state and, therefore, cannot be resold, pledged, assigned or otherwise disposed of unless KDMV Stock are subsequently registered under the Securities Act and under the applicable state securities laws or unless an exemption from such registration is available in the opinion of counsel for the holder.

         (e) The Stockholder agrees that the following legend or a substantially similar legend may be placed on any certificate or certificates representing KDMV Stock and a stop transfer order may be placed with respect thereto:

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND CANNOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT WHICH, IN THE OPINION OF COUNSEL FOR THE HOLDER, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO COUNSEL FOR THIS CORPORATION, IS AVAILABLE."

         4.6 TAXES.

         (a) All Tax Returns (including information returns) that are required to be filed (taking into account all extensions) on or before the date of Closing Date for, by, on behalf of or with respect to the Stockholder, have been timely filed with the appropriate foreign, federal, state and local authorities and all Taxes shown to be due and payable on such Tax Returns or related to such Tax Returns have been timely paid in full;

         (b) All such Tax Returns and the information and data contained therein have been, in all material respects, properly and accurately compiled and completed, fairly present in all material respects the information purported to be shown therein, and reflect all material liabilities for Taxes for the periods covered by such Tax Returns;

         (c) None of such Tax Returns are now under audit or examination by any foreign, federal, state or local authority and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment or collection of any Tax or deficiency of any nature against the Stockholder or its properties, or with respect to any such Tax Return, or any suits or other actions, proceedings, investigations or claims now pending or threatened against the Stockholder or its properties with respect to any Tax, or any matters under discussion with any foreign, federal, state or local authority relating to any Tax, or any claims for any additional Tax asserted by any such authority;

         (d) All Taxes due and required to be paid by the Stockholder on or before the Closing Date or assessed and due and required to be paid by the Stockholder on or before the Closing Date have been timely paid in full.

         4.7 BROKER. Stockholder has not hired, retained or dealt with any broker or finder in connection with the transactions contemplated by this Agreement.

                                    ARTICLE V
              REPRESENTATIONS AND WARRANTIES OF KDMV AND MERGER SUB

         As of the date hereof and as of the Closing Date, KDMV represents and warrants to the Stockholder and AACC as follows.

         5.1 ORGANIZATION. KDMV and the Merger Sub are corporations duly organized, validly existing and in good standing under the laws of the State of Nevada and have all necessary corporate power to enter into and perform this Agreement and the transactions contemplated hereby. KDMV and the Merger Sub are duly qualified to do business as a foreign entity in all states in which the nature of their businesses requires such qualification and in which the fail to so qualify could have a Material Adverse Effect.

         5.2 AUTHORITY. KDMV and Merger Sub have full corporate power and authority under their respective certificates or articles of incorporation and by-laws, and their respective boards of directors and shareholders have taken all necessary action to authorize them, to execute and deliver this Agreement and the exhibits and schedules hereto, to consummate the transactions contemplated herein and to take all actions required to be taken by them pursuant to the provisions hereof, and each of this Agreement and the exhibits hereto constitutes the valid and binding obligation of KDMV and Merger Sub enforceable in accordance with its terms.

         5.3 CONSENTS AND APPROVALS. No consent, approval or authorization of, or filing or registration with, any governmental or regulatory authority, or any other Person, is required to be made or obtained by KDMV or Merger Sub in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby except for disclosure of this Merger Agreement in a Current Report on Form 8-K which has been or will be filed on or before the date required.

         5.4 VALID AND BINDING OBLIGATIONS. Upon the execution and delivery hereof, this Agreement will constitute the legal, valid, and binding obligation of KDMV and Merger Sub, enforceable in accordance with its terms, except as limited by bankruptcy laws, insolvency laws, and other similar laws affecting the rights of creditors generally.

         5.5 KDMV STOCK. The KDMV Stock to be issued for the benefit of the Stockholder has been duly authorized and, when issued in accordance with this Agreement, will be validly issued, fully paid and non-assessable in compliance with all applicable securities and corporation laws.

         5.6 MERGER SUB. KDMV directly owns and will as of and after the Closing continue to directly own at least 80% of (a) the combined voting power of all classes of stock of Merger Sub and (b) the total number of shares of all other classes of the stock of Merger Sub. KDMV has no, and as of and after the Closing, shall have no, obligation, plan, or intention to transfer, alienate, or otherwise dispose of any stock of Merger Sub. Merger Sub has no, and as of and after the Closing shall have no, obligation, plan or intention to issue any shares of stock of Merger Sub. The Merger Sub has taken no action that would, and after the Closing will take no action that will have the effect of disqualifying the Merger as a tax-free reorganization within the meaning of
Section 368(a)(2)(D) of the Code.

         5.7 NO MATERIAL CHANGE. There has been no change in the business, prospects, results of operations, assets or financial position of KDMV from January 1, 2003, which has had or can reasonably be expected to have a Material Adverse Effect, and no event has occurred which could reasonably be expected to lead to or cause such a change.

                                   ARTICLE VI
                                     CLOSING

         6.1 TIME AND PLACE. Subject to the terms and conditions of this Agreement, the closing of the Merger shall take place at the offices of KDMV on the first business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in Section 6.3 shall be fulfilled or, to the extent permitted by applicable law, waived in accordance herewith or (b) at such other time, date or place as KDMV and AACC may agree.

         6.2 FILING ARTICLES OF MERGER. If all the conditions to the Merger set forth in Section 6.3 shall have been fulfilled or, to the extent permitted by applicable law, waived in accordance herewith and this Agreement shall not have been terminated as provided in Article VIII, KDMV, Merger Sub and AACC shall cause the Articles of Merger to be properly executed and filed with the Secretary of State of the State of Texas and the Secretary of State of the State of Nevada on the Closing Date. The Merger shall become effective upon the issuance of a certificate of merger by the Secretary of State of the State of Texas in accordance with the laws of the State of Texas, or at such later time that the Parties shall have agreed upon and designated in the Articles of Merger as the effective time of the Merger.

         6.3 CONDITIONS TO CLOSING.

         (a) The obligation of KDMV and Merger Sub to consummate the transactions contemplated under this Agreement is subject to the fulfillment, prior to or at the Closing, of each of the following conditions (any or all of which may be waived by KDMV and Merger Sub):

         (i) all representations and warranties of the Stockholder and AACC contained in this Agreement shall be true and correct in all material respects at and as of the time of the Closing with the same effect as though made again at, and as of, that time;

         (ii) the Stockholder and AACC shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Stockholder or AACC prior to or at the Closing;

         (iii) no provision of any applicable law or regulation shall prohibit, and there shall not be in effect any injunction, restraining order or decree issued by a court of competent jurisdiction or any governmental body that shall prohibit, the consummation of this Agreement and there shall be no action or proceeding pending or threatened seeking any such injunction, order or decree;

         (iv)  the  receipt  of  all  requisite  governmental,   regulatory  and
         third-party approvals and consents;

         (v) except as disclosed in this Agreement (or the schedules hereto) (A) no material liabilities of AACC shall exist that have not been previously disclosed and (B) there is an absence of any change in the business or condition, financial or otherwise, of AACC through the Closing Date that has resulted in or reasonably can be expected to result in a Material Adverse Effect;

         (vi) Stockholder shall have signed and delivered and shall be in complete performance of that certain Intellectual Property Assignment and Transfer Agreement between the Stockholder and AACC, dated and effective as of February 1, 2003; and

         (vii) AACC and Stockholder have delivered all of the items they are obligated to deliver under Section 6.4 and Section 6.5 at or before the Closing.

         (b) The obligation of AACC and the Stockholder to consummate the transactions contemplated under this Agreement is subject to the fulfillment, prior to or at the Closing, of each of the following conditions (any or all of which may be waived by AACC and the Stockholder):

         (i) all representations and warranties of KDMV and the Merger Sub contained in this Agreement shall be true and correct in all material respects at and as of the time of the Closing with the same effect as though made again at, and as of, that time;

         (ii) KDMV and the Merger Sub shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by KDMV and the Merger Sub prior to or at the Closing;

         (iii) no provision of any applicable law or regulation shall prohibit, and there shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction in any action or proceeding against, the consummation of this Agreement;

         (iv) there is an absence of any change in the business or condition, financial or otherwise, of KDMV through the Closing Date that has resulted in or reasonably can be expected to result in a Material Adverse Effect; and

         (v) KDMV and Merger Sub have delivered the Merger Consideration and all of the items they are obligated to deliver under Section 6.6 at or before the Closing.

         6.4 AACC DELIVERIES. At or before the Closing, AACC shall deliver or cause to be delivered to KDMV and the Merger Sub, the following:

         (a) such consents, waivers, estoppel letters or similar documentation as KDMV shall reasonably request in connection with the Merger;

         (b) duplicate original Articles of Merger duly executed by the President of AACC, and attested if required, in form and content appropriate for filing in the Office of the Secretary of State of the State of Texas;

         (c) a Certificate of the Secretary of AACC certifying the due authorization by the board of directors of AACC of this Agreement, the incumbency of the officers of AACC that have signed any document on behalf of AACC, the approval of this Agreement by the shareholders of AACC, and such other matters as KDMV or the Merger Sub shall reasonably request;

         (d) a Certificate of the President of AACC certifying that (i) each covenant and agreement of AACC to be performed prior to or as of the Closing Date pursuant to this Agreement has been performed in all material respects, and
(ii) as of the Closing Date all of the respective representations and warranties by or on behalf of AACC contained in this Agreement are true and correct in all material respects;

         (e) an opinion in form and content satisfactory to KDMV from Keeler Obenshain PC regarding the authorization, execution and enforceability of this Agreement and such other matters as KDMV or the Merger Sub shall reasonably request;

         (f) the Intellectual Property Assignment and License Agreement attached as Exhibit A to the Employment Agreement executed by AACC; and

         (g) such other items required to be delivered hereunder or as may be requested or which are necessary or would reasonably facilitate consummation of the transactions contemplated hereby.

         6.5 STOCKHOLDER DELIVERIES. At or before the Closing, the Stockholder shall deliver or cause to be delivered to KDMV and the Merger Sub, the following:

         (a) the PUT/CALL executed by the Stockholder;

         (b) the Employment Agreement executed by the Stockholder;

         (c) the Consulting Agreement executed by the Stockholder;

         (d) The Intellectual Property Assignment and License Agreement attached as Exhibit A to the Employment Agreement executed by the Stockholder;

         (e) an opinion in form and content satisfactory to KDMV from Keeler Obenshain PC regarding the enforceability of this Agreement, the PUT/CALL, the Employment Agreement, and the Consulting Agreement and such other matters as KDMV or the Merger Sub shall reasonably request; and

         (f) such other items required to be delivered hereunder or as may be requested or which are necessary or would reasonably facilitate consummation of the transactions contemplated hereby.

In addition, the Stockholder will put Merger Sub into full possession and enjoyment of the Business, and the assets of AACC immediately upon the occurrence of the Closing.

         6.6 KDMV AND MERGER SUB DELIVERIES. At or before the Closing, KDMV and the Merger Sub will deliver or cause to be delivered to the Stockholder, the following:

         (a) A certificate or certificates representing 6,000,000 restricted shares of KDMV Stock duly registered in the name of the Stockholder;

         (b) The sum of $100,000 in immediately available funds pursuant to the Consulting Agreement;

         (c) The Promissory Note executed by Merger Sub;

         (d) The Promissory Note Guaranty Agreement executed by KDMV;

         (e) The Promissory Note Security and Pledge Agreement executed by KDMV;

         (f) Certificate representing 8,000,000 shares of Merger Sub endorsed for transfer;

         (g) the PUT/CALL executed by KDMV;

         (h) the Employment Agreement executed by KDMV and the Merger Sub;

         (i) the Consulting Agreement executed by KDMV;

         (j) the Intellectual Property Assignment and License Agreement attached as Exhibit A to the Employment Agreement executed by KDMV and the Merger Sub;

         (k) duplicate original Articles of Merger duly executed by the President of Merger Sub, and attested if required, in form and content appropriate for filing in the Office of the Secretary of State of the States of Nevada.

         (l) a Certificate of the Secretary of the Merger Sub certifying the due authorization by the board of directors of Merger Sub of this Agreement, the incumbency of the officers of the Merger Sub that have signed any document on behalf of the Merger Sub, the approval of this Agreement by the shareholders of the Merger Sub, and such other matters as AACC or the Stockholder shall reasonably request;

         (m) a Certificate of the Secretary of KDMV certifying the due authorization by the board of directors of KDMV of this Agreement, the incumbency of the officers of KDMV that have signed any document on behalf of

KDMV, and such other matters as AACC or the Stockholder shall reasonably request;

         (n) a Certificate of the President of the KDMV certifying that (i) each covenant and agreement of KDMV or the Merger Sub to be performed prior to or as of the Closing Date pursuant to this Agreement has been performed in all material respects, and (ii) as of the Closing Date all of the respective representations and warranties by or on behalf of KDMV or the Merger Sub contained in this Agreement are true and correct in all material respects;

         (l) an opinion in form and content satisfactory to AACC and the Stockholder from Franklin, Cardwell & Jones regarding the enforceability of this Agreement, the Promissory Note, the Promissory Note Guaranty Agreement, the
Promissory Note Security and Pledge Agreement, the PUT/CALL, the Employment Agreement, the Consulting Agreement, and such other matters as AACC or the Stockholder shall reasonably request; and

         (m) such other items required to be delivered hereunder or as may be requested or which are necessary or would reasonably facilitate consummation of the transactions contemplated hereby.

         6.7 FURTHER ASSURANCES. At and after the Closing, each of the Parties shall take all appropriate action and execute all documents of any kind which may be reasonably necessary or desirable to carry out the transactions contemplated hereby.

                                   ARTICLE VII
                              ADDITIONAL COVENANTS

         7.1 LINE OF CREDIT. KDMV shall use commercially reasonable efforts to obtain a line of credit for the benefit of the Merger Sub of at least FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000) from a financial institution by August 31, 2003. At the Closing, KDMV shall provide the Stockholder with a signed copy of the fully executed commitment letter for such line of credit if one has been received as of the Closing Date. All proceeds from such line of credit shall be used to providing working capital and operating funds for the Merger Sub. KDMV agrees to guaranty such line of credit if required by the financial institution and shall use commercially reasonable efforts to obtain the guaranty of other Persons and shall provide up to 1,000,000 shares of KDMV Stock as collateral for such line of credit but shall not be obligated to grant a security interest in or to any other assets of KDMV.

         7.2 AACC FOUNDATION, INC. The Parties agree to cause the charter documents of the AACC Foundation to be modified within ninety (90) days after the Closing to provide that (a) KDMV will have the right to appoint the chairman of the board of the AACC Foundation and (b) the chairman of the board of the AACC Foundation will have the power to appoint a majority of the members of the AACC Foundation board of directors..

         7.3 FORGIVENESS OF CERTAIN DEBT. KDMV shall cause Merger Sub to forgive a note receivable in the amount of $60,000 from Light Counseling Associates, Inc.

         7.4 DONATION TO LIVE THE LIFE, INC. KDMV shall cause Merger Sub to consider a donation to Live the Life, Inc for the continuation of the existing radio program. Such donation may be made in cash or KDMV Stock and shall be made if determined by Merger Sub to be consistent with available funding and strategic business plan for Merger Sub.

         7.5 CONDUCT OF BUSINESS PENDING CLOSING. Until the Closing, AACC shall comply with the provisions set forth below:

         (a) AACC shall operate its businesses in the ordinary course;

         (b) AACC shall promptly notify KDMV and Merger Sub of, and furnish to KDMV and Merger Sub any information that KDMV or Merger Sub may reasonably request with respect to, the occurrence of any event or the existence of any state of facts that may result in the representations and warranties of AACC or Stockholder not being true;

         (c) AACC will not (i) grant or agree to grant any bonuses to any Employee, (ii) grant any general increase in the rates of salaries or compensation of its Employees or any specific increase to any Employee, (iii) provide for any new pension, retirement or other Employee Benefit Plan or any increase in any existing benefits under current Employee Benefit Plans, or (iv) terminate or amend in any respect any Employee Benefit Plan;

         (d) AACC shall not amend its certificate or articles of incorporation or by-laws or enter into any merger or consolidation agreement;

         (e) AACC shall not authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any capital stock of any class or any other securities or equity equivalents or amend any of the terms of any such securities or agreements;

         (f) AACC shall use commercially reasonable efforts to maintain and preserve the business of AACC intact, to retain their present Employees so that they will be available after the Closing and to maintain existing relationships with customers, suppliers and others so that those relationships will be preserved after the Closing;

         (g) AACC shall not, except for the Intellectual Property Agreement, sell, assign or dispose of any of its material assets or properties, tangible or intangible, or incur or assume any liabilities or enter into any sale/leaseback or similar transaction, except for sales and dispositions made, or liabilities incurred, in the ordinary course of business consistent with past practices;

         (h) AACC shall not assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except in the ordinary course of business consistent with past practices and in amounts not material to the business of AACC or make any loans, advances or capital contributions to or investments in any other Person, other than in the ordinary course of business consistent with past practices and in amounts not material to the business of AACC;

         (i) AACC shall maintain in full force and effect all insurance currently maintained;

         (j) AACC shall not take, or agree in writing or otherwise to take, any of the actions described in this Section 7.5 or any action that would make any representation or warranty inaccurate or untrue or that would result in any of the conditions set forth in Section 6.3 hereof not being satisfied;

         (k) AACC shall comply with all applicable local, state and federal laws, rules and regulations, judgments, decrees, orders, governmental permits, certificates and licenses, including, without limitation, Environmental Protection Laws;

         (l) AACC shall maintain the books of account and records in the usual, regular and customary manner consistent with practices employed prior to the date hereof; and

         (m) AACC shall not implement or adopt (i) any change in its accounting methods or principles or the application thereof (including depreciation lives) or (ii) any material change in its Tax methods or principles or the application thereof (including depreciation lives) except to the extent that such changes are mandated by applicable laws.

         7.6 PUBLIC ANNOUNCEMENTS. Stockholder and AACC shall not, without the prior approval of KDMV, issue, or permit any of its Employees, agents or other Affiliates to issue, any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby.

         7.7 MEETING OF AACC STOCKHOLDERS.

         (a) AACC will take all action necessary in accordance with applicable law and its articles or certificate of incorporation and bylaws to either (i) convene a meeting of its shareholders as promptly as practicable to consider and vote upon the approval of the Merger and this Agreement (if less than all of the shareholders of AACC sign this Agreement), or (ii) obtain approval of the Merger and this Agreement by written consent of the shareholders of AACC without a meeting as permitted by and in accordance with the laws of the State of Texas, which may be effected by all of the shareholders signing this Agreement. Notwithstanding any other provision of this Agreement, unless this Agreement is terminated in accordance with the terms hereof, AACC shall submit this Agreement and the Merger to its shareholders whether or not the Board of Directors of AACC withdraws, modifies or changes its recommendation and declaration regarding such matter.

         (b) AACC, through its Board of Directors, shall recommend approval of such matters; provided, however, that if the Board of Directors of AACC, after consultation with its outside legal counsel, determines in good faith that recommending approval of such matters would be inconsistent with its fiduciary obligations, the Board of Directors of AACC, may thereafter withdraw, modify, or change any recommendation and declaration regarding such matters, or recommend and declare advisable any other offer or proposal, if in the good faith opinion of such Board of Directors (based on the written opinion of its outside legal counsel as to such matter, a copy of which opinion shall be delivered to KDMV) the failure to so withdraw, modify, or change its recommendation and declaration would be a violation of its fiduciary obligations to the shareholders of AACC.

         7.8 STOCKHOLDER'S VOTE FOR MERGER. The Stockholder, by its execution hereof, hereby approves the Merger, and at any meeting of Stockholders, as referenced in Section 7.7, agrees to vote all of its Shares in favor of the Merger.

         7.9 FULFILLMENT OF CONDITIONS. Each of the Parties shall use its commercially reasonable efforts to cause the fulfillment at the earliest practicable date but, in any event, prior to August 31, 2003, of all conditions to their respective obligations to consummate the transactions under this Agreement.

         7.10 PUBLIC INFORMATION AND EXEMPTIONS FROM REGISTRATION. For a period of five (5) years from the Closing Date, KDMV will use commercially reasonable efforts to file on a timely basis all reports required to be filed by it pursuant to Section 13 or Section 15 of the Securities Exchange Act of 1934 and the rules and regulations adopted by the Securities and Exchange Commission (the "Commission") thereunder and, if KDMV is not required to file such reports, will, upon the request of the Stockholder, make publicly available other information and use commercially reasonable efforts to take such further action as Stockholder may reasonably request, all to the extent required from time to time to enable Stockholder to sell the KDMV Stock without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the Commission. Upon the request of Stockholder, KDMV will deliver to Stockholder a written statement as to whether it has complied with such requirements.

         7.11 REGISTRATION RIGHTS.

         (a) Definitions. As used in this Section 7.11, the terms "register," "registered" and "registration" refer to a registration effected by preparing and filing with the Securities and Exchange Commission (the "SEC") a registration statement pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the declaration or order of effectiveness of such registration statement.

         (b) Incidental Registration. If KDMV, at any time within five (5) years from the Closing Date, proposes to register any of its securities under the Securities Act, whether of its own accord or at the demand of any holder of such securities pursuant to an agreement with respect to the registration thereof (provided such agreement does not prohibit third Persons from including additional securities in such registration), and if the form of registration statement proposed to be used may be used for the registration of the Shares, KDMV will give notice to the Stockholder not less than fifteen (15) days prior to the filing of such registration statement of its intention to proceed with the proposed registration and, upon written request of the Stockholder made within ten (10) days after the receipt of any such notice, KDMV will use reasonable efforts to cause all Shares as to which registration has been requested to be registered under the Securities Act, provided that if such registration is in connection with an underwritten public offering, the Shares to be included in such registration shall be offered upon the same terms and conditions as apply to any other securities included in such registration. Notwithstanding anything contained in this Section 7.11 to the contrary, KDMV shall have no obligation to cause Shares to be registered if they are then eligible for resale under Rule 144(k) of the Securities Act.

         (c) Reduction in Shares Registered. If such registration is an underwritten public offering, and if the managing underwriters advise KDMV in writing that in their opinion the amount of securities requested to be included in such registration (whether by KDMV, the Stockholder, or other holders of KDMV's securities pursuant to any other rights granted by KDMV to demand inclusion of any such securities in such registration) exceeds the amount of such securities which can be successfully sold in such offering, KDMV will include in such registration the amount of securities requested to be included which in the opinion of such underwriters can be sold, in the following order
(i) first, all of the securities proposed to be sold by the Person that caused such registration to be initiated, and (ii) second, any securities to be included therein by KDMV on its own behalf, and (iii) third, any other securities requested to be included in such registration, pro rata among the holders thereof on the basis of the amount of such securities then owned by such holders.

         (d) Registration Procedures. In the case of each registration, qualification or compliance effected by KDMV pursuant to this Section 7.11, KDMV will keep the Stockholder advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof. At its expense, KDMV will:

         (i) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

         (ii) furnish to the Stockholder such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirement of the Securities Act, and such other documents as they may reasonably request (including a conformed copy of the registration statement filed with the SEC and any amendments thereto and an original executed underwriting agreement entered into in connection with such registration) in order to facilitate the disposition of the Shares;

         (iii) use reasonable efforts to register and qualify the Shares covered by such registration statement under such other securities or blue sky laws of one (1) jurisdiction (in addition to those jurisdictions in which KDMV has otherwise agreed to so register and qualify such securities) as shall be reasonably requested by the Stockholder, provided that KDMV shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

         (iv) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement with the managing underwriter(s) of such offering; the Stockholder shall also enter into and perform its obligations under such underwriting agreement;

         (v) notify the Stockholder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; and

         (vi) furnish, at the request of the Stockholder, on the date that Shares are delivered to the underwriters for sale in connection with registration pursuant to this Section 7.11, if such securities are being sold through underwriters, or on the date that the registration statement with respect to such securities becomes effective, if such securities are not being sold through underwriters, (A) a copy of any opinion, dated such date, of the counsel representing KDMV for the purposes of such registration, addressed to the underwriters of KDMV, and (B) a copy of any letter, dated such date, from the independent accountants of KDMV addressed to the underwriters of KDMV.

         (e) Indemnification.

         (i) To the extent permitted by law, KDMV will indemnify the Stockholder against all claims, losses, expenses, damages and liabilities (or actions in respect thereto) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, or any violation by KDMV of any rule or regulation promulgated under the Securities Act or any state securities law applicable to KDMV in connection with any such registration, and will reimburse the Stockholder for any reasonable legal and any other expenses incurred in connection with investigating, defending or settling any such claim, loss, damage, liability or action, provided that the indemnity contained in this Section shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of KDMV (which consent will not be reasonably withheld) and provided further that KDMV will not be liable in any such case to the extent that any such claim, loss, damage or liability arises out of or is based on any untrue statement or omission based upon written information furnished to KDMV by the Stockholder relating to the Stockholder.

         (ii) The Stockholder will indemnify KDMV, each of its directors and officers, each legal counsel and independent accountant of KDMV, each person who controls KDMV within the meaning of the Securities Act, and each of its officers, directors and partners against all claims, losses, expenses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus offering circular or other document, or any omission  (or  alleged  omission)  to state  therein  a  material  fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, and will reimburse KDMV, such directors, officers, partners or persons for any reasonable investigating, defending, or settling any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) relating to the Stockholder is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to KDMV by the Stockholder specifically for use therein; and provided further that the indemnity contained in this paragraph (e) shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the Stockholder (which consent will not be unreasonably withheld).

         (iii) Each Party entitled to indemnification under this paragraph (e) (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such Party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations hereunder, unless such failure resulted in actual detriment to the Indemnifying Party. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

         (iv) To provide for just and equitable contribution in circumstances under which the indemnity contemplated by this paragraph (e) is for any reason not available under the circumstances provided in this paragraph
         (e) for such indemnity, the parties entitled to indemnification by the terms thereof shall contribute to the aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by such indemnity agreement incurred by KDMV, any seller of Shares and one or more of the underwriters, except to the extent that contribution is not permitted under Section 11(f) of the Act. In determining the amount of contribution to which the respective parties shall be entitled, there shall be considered the relative benefits received by each party from the offering of the Shares (taking into account the portion of the proceeds of the offering realized by each), the parties, relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission and any other equitable considerations appropriate under the circumstances. For purposes of this subsection
         (iv), each person, if any, who controls an underwriter within the meaning of Section 15 of the Securities Act shall have the same rights to contribution as such underwriter, and each director and each officer of KDMV who signed the registration statement, and each person, if any, who controls KDMV or a seller of Shares within the meaning of Section 15 of the Securities Act shall have the same rights to contribution as KDMV or a seller of Shares, as the case may be.

         (f) Information by the Stockholder. The Stockholder shall promptly furnish to KDMV in writing such information regarding the Stockholder as KDMV may request in writing and as shall be required in connection with any registration referred to herein.

         (g) "Market Standoff' Agreement. The Stockholder agrees that, if requested by KDMV and an underwriter of securities of KDMV, not to sell or otherwise transfer or dispose of any securities of KDMV held by the Stockholder during a period of up to 120 days as agreed to between KDMV and the underwriters following the effective date of a registration statement of KDMV filed under the Securities Act covering the offer and sale of common stock or other securities of KDMV. KDMV may impose stock transfer restrictions with respect to the Shares until the end of said 120-day period, provided that:

         (i) such agreement shall only apply to the first registration statement of KDMV including securities to be sold on its behalf to the public in an underwritten offering; and

         (ii) all officers and directors of KDMV enter into similar agreements.

         (h) Termination of Registration Rights. The registration rights granted pursuant to this Section 7.11 shall terminate as to the Stockholder at such time as all Shares of the Stockholder can, in the opinion of counsel to KDMV (which opinion shall be concurred in by counsel to the Stockholder), be sold within a given three-month period pursuant to Rule 144 or other applicable exemption.

         (i) Delay of Registration. The Stockholder shall not have any right to take any action to restrain, enjoin or otherwise delay any registration as the result of any controversy that may arise with respect to the interpretation or implementation of this Section 7.11.

         (j) Prospectus Requirements. The Stockholder hereby covenants with KDMV that he will promptly advise KDMV of any changes in the information concerning the Stockholder contained in a registration statement filed hereunder and that the Stockholder will not make any sale of Shares pursuant to any registration statement without complying with the prospectus delivery requirements of the Securities Act. The Stockholder acknowledges that occasionally there may be times when KDMV must temporarily suspend the use of the prospectus forming a part of any such registration statement until such time as an amendment to such registration statement has been filed by KDMV and declared effective by the SEC, the relevant prospectus supplemented by KDMV or until such time as KDMV has filed an appropriate report with the SEC pursuant to the Securities Exchange Act of 1934. During any period in which sales are suspended and upon notice of such suspension from KDMV, the Stockholder agrees not to sell any Shares pursuant to any such prospectus. The Stockholder covenants that he will not sell Shares pursuant to any such prospectus during the period commencing at the time at which KDMV gives the Stockholder notice of the suspension of the use of said prospectus and ending at the time KDMV gives notice that the Stockholder may thereafter effect sales pursuant to said prospectus.

         (k) Expenses. All expenses of preparing and filing a registration statement in connection with any registration, qualification or compliance pursuant to Section 7.11 shall be borne by KDMV and all filing fees, underwriter discounts and other similar fees or costs determined on a per share of stock registered or sold in connection with such registration, qualification or compliance shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered.

         (l) Assignment. The provisions of this Section 7.11 shall inure to the benefit of any subsequent transferee or assignee of the Shares covered by this Section.

         7.12 OWNERSHIP OF MERGER SUB. KDMV and Merger Sub agree that, during the five (5) years following the Closing Date, (a) neither KDMV nor Merger Sub will take any action that would have the effect of causing KDMV to own less than 80% of (i) the combined voting power of all classes of stock of Merger Sub, or
(ii) the total number of shares of all other classes of stock of Merger Sub, (b) Merger Sub will not issue any shares of capital stock to any person or redeem or repurchase shares of its capital stock from KDMV if such would have the effect described in clause (a) above, (c) KDMV will not transfer, sell, or other dispose of any shares of Merger Sub if such would have the effect described in clause (a) above, (d) KDMV will not authorize the liquidation, sale of substantially all of the assets of Merger Sub; (e) KDMV will not authorize the merger or consolidation of the Merger Sub with any party unless, after giving effect thereto KDMV is the owner of at least 80% of the combined voting power of all classes of stock and the total number of shares of all classes of the surviving entity; and (f) KDMV will subscribe for and purchase at least 80% of every class of capital stock hereafter issued by Merger Sub.

                                  ARTICLE VIII
                                   TERMINATION

         8.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing:

         (a) by mutual written agreement executed by AACC, KDMV and the Merger Sub;

         (b) by KDMV, if any of the conditions specified in Section 6.3(a) hereof shall not have been satisfied or waived in writing by KDMV or the Merger Sub on or before August 31, 2003;

         (c) by AACC, if any of the conditions specified in Section 6.3(b) hereof shall not have been satisfied or waived in writing by AACC on or before August 31, 2003;

         (d) by KDMV if, after the date hereof but prior to the Closing, there has occurred a breach of any of the representations and warranties contained in Articles III or IV which might reasonably be expected to have a Material Adverse

Effect on AACC or impede the consummation of the Merger as contemplated hereunder; and

         (e) by AACC if, after the date hereof but prior to the Closing, there has occurred a breach of any of the representations and warranties contained in
Article V which might reasonably be expected to have a Material Adverse Effect on KDMV or Merger Sub or impede the consummation of the Merger as contemplated hereunder.

provided, however, that a party shall not be allowed to exercise any right of termination pursuant to this Section 8.1 if the event giving rise to such termination right shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in any material respect any of the covenants or agreements set forth herein to be performed or observed by such party and; provided, further, each party agrees that upon its discovery of the occurrence of a breach under this Agreement, it will provide the other parties with written notice of the existence of such breach (such notice to contain brief description of the nature of such breach), and the breaching party will, upon discovery of such breach, or receipt of notice of the same, commence taking commercially reasonable actions to cure such breach.

         8.2 LIABILITY ON TERMINATION. KDMV and Merger Sub acknowledge and agree that their sole remedy under this Agreement upon the occurrence of a breach by AACC, the Stockholder or any Subsidiary of the representations, warranties, covenants or agreements contained in Articles III or IV, which is discovered prior to the Closing, will be to terminate this Agreement pursuant to Section
8.1 or to consummate the Merger. KDMV and Merger Sub further acknowledge and agree that KDMV's election to consummate the Merger pursuant to the foregoing sentence will constitute a waiver by KDMV and Merger Sub of any and all claims they may have against AACC or Stockholder arising out of or from such breach(s) that are discovered prior to the Closing. Notwithstanding the foregoing, AACC and the Stockholder, as applicable, will remain liable to the extent provided herein for any breaches of Articles III or IV that are discovered for the first time after the Closing.

                                   ARTICLE IX
                                 INDEMNIFICATION

         9.1 INDEMNIFICATION BY STOCKHOLDER. The Stockholder shall indemnify, save, defend and hold harmless KDMV, Merger Sub, and their respective shareholders, directors, officers, and employees (collectively, the "KDMV Indemnified Parties") from and against any and all costs, lawsuits, losses, liabilities, deficiencies, claims and expenses, including interest, penalties, attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively referred to herein as "Damages"), incurred in connection with or arising out of or resulting from or incident to any breach of any covenant or warranty, or the inaccuracy of any representation, made by the Stockholder or AACC in or pursuant to this Agreement or any other agreement contemplated hereby or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by the Stockholder or AACC under this Agreement.

         9.2 INDEMNIFICATION BY KDMV. KDMV shall indemnify, save, defend and hold harmless the Stockholder from and against any and all Damages incurred in connection with or arising out of or resulting from or incident to any breach of any covenant or warranty, or the inaccuracy of any representation, made by KDMV in or pursuant to this Agreement or any other agreement contemplated hereby or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by KDMV under this Agreement.

         9.3 DEFENSE OF CLAIMS. If any lawsuit or enforcement action is filed against any Party entitled to the benefit of indemnity hereunder, written notice thereof describing such lawsuit or enforcement action in reasonable detail and indicating the amount (estimated, if necessary) or good faith estimate of the reasonably foreseeable estimated amount of Damages (which estimate shall in no way limit the amount of indemnification the indemnified Party is entitled to receive hereunder), shall be given to the indemnifying Party as promptly as practicable (and in any event within ten (10) days, after the service of the citation or summons); provided, that the failure of any indemnified Party to give timely notice shall not affect its or his rights to indemnification hereunder to the extent that the indemnified Party demonstrates that the amount the indemnified Party is entitled to recover exceeds the actual damages to the indemnifying Party caused by such failure to so notify within ten (10) days. After such notice, if the indemnifying Party elects to compromise or defend any such asserted liability (and without being deemed to have admitted any liability for indemnification hereunder), then the indemnifying Party shall be entitled, if he or it so elects, to take control of the defense and investigation of such lawsuit or action and to employ and engage attorneys of his or its own choice to handle and defend the same, at the indemnifying Party's sole cost, risk and expense, and such indemnified Party shall cooperate in all reasonable respects, at the indemnifying Party's sole cost, risk and expense, with the indemnifying Party and such attorneys in the investigation, trial, and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified Party may, at its or his own cost, risk and expense, participate in such investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. If the indemnifying Party promptly notifies the indemnified Party that it or he intends to defend the claim shall not pay, settle or compromise such claim without the indemnifying Party's consent, which consent shall not be unreasonably withheld. If the indemnifying Party elects not to defend the claim of the indemnified Party, the indemnified Party may, but shall not be obligated to defend, or the indemnified Party may compromise or settle (exercising reasonable business judgment) the claim or other matter on behalf, for the account, and at the risk, of the indemnifying Party.

         9.4 THIRD PERSON CLAIMS. The provisions of this Article IX are not limited to matters asserted by the Parties, but cover costs, losses, liabilities, damages, lawsuits, claims and expenses incurred in connection with third Persons, except for claims relating to Intellectual Property owned or utilized by AACC asserted by any third Person, including without limitation, the Stockholder Entities, which claims are specifically excluded from the indemnity provisions of this Article IX of this Agreement. The indemnity hereunder is in addition to any and all rights and remedies of the Parties in connection herewith.

         9.5 LIMITATIONS ON INDEMNIFICATION.

         (a) No claim, demand, suit or cause of action shall be brought against an indemnifying Party by an indemnified Party under Section 9.1 or Section 9.2 unless and until the aggregate amount of claims by such indemnified Party exceeds $5,000, in which case the indemnified Party shall be entitled to indemnification from the indemnifying Party with respect to all claims. The


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

aggregate indemnification obligation of the Stockholder under this Agreement shall not exceed (i) the aggregate amount of all payments to Stockholder under the Promissory Note, the Promissory Note Guaranty Agreement, and the PUT/CALL and the amount realized by the Stockholder pursuant to the Promissory Note Security and Pledge Agreement as of the date of the claim for indemnification hereunder, and (ii) the fair market value of the KDMV Stock held by the Stockholder as of the date of the claim for indemnification, based on the Weighted Average Price Per Share as defined in Section 2.3 but assuming the date as of the claim for indemnification is the Adjustment Date and replacing the reference in such definition to "three months" to "30 days".

         (b) The obligations of the Stockholder to indemnify KDMV Indemnified Parties pursuant to Section 9.1 hereof shall survive for one (1) year from the Closing Date with respect to breaches of representations and warranties in this Agreement except that such obligation shall continue for the applicable statute of limitations with respect to any representation or warranty relating to compliance with laws and shall continue indefinitely with respect to any representation or warranty relating to title of any asset.

         (c) The  obligations of KDMV to indemnify the  Stockholder  pursuant to
Section 9.2 hereof shall survive for one (1) year from the Closing Date with respect to breaches of representations and warranties in the Agreement except that such obligation shall continue for the applicable statute of limitations with respect to any representation or warranty under Section 5.4.

         (d) Notwithstanding the provisions of this Article IX, an indemnifying Party's obligations shall continue (i) with respect to any matter as to which a claim is submitted in writing to the indemnifying Party prior to such specified anniversary dates as set forth above and identified as a claim for indemnification pursuant to this Agreement, and (ii) as to any matter that is based upon fraud by the indemnifying Party, until such time as such claims and matters are resolved.

         (e) The amount of any indemnity claim hereunder shall be reduced by the amount of any Tax benefit actually realized by the Indemnified Party as a result of such claim.

         (f) The amount of any indemnity claim hereunder shall be reduced by the amount of any proceeds of insurance received by the indemnified Party in connection with such claim.

         (g) KDMV and the Stockholder shall each take all reasonable actions as may be necessary to mitigate their damages and possible indemnified claims, which cost of mitigation shall be covered by the indemnity set forth herein.
Neither Party hereto shall be permitted to recover punitive, consequential or indirect damages from the other Party hereto whether by way of indemnification or under any other legal doctrine, cause of action, or theory of recovery. KDMV acknowledges and agrees that indemnification in the amounts and under the terms set forth in this Agreement shall be the sole and exclusive remedy available to KDMV under any legal or equitable theory or cause of action resulting from any event, action or omission pertaining to the provisions of this Agreement and any of the transactions contemplated by the Agreement.


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

         9.6 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing of the transaction contemplated herein and the execution and delivery of the documents, instruments and agreements described in Article VI hereof for a period of one (1) year from the Closing Date, notwithstanding any investigation made by or on behalf of the Stockholder or KDMV except that (a) any representations or warranties relating to title to assets shall survive perpetually, (b) any representations relating to the compliance with laws or regulations shall survive until the expiration of any applicable statute of limitations, and (c) any covenants and agreements that provide a term during which they shall be in effect shall survive for the term stated therein.

                                    ARTICLE X
                                  MISCELLANEOUS

         10.1 MODIFICATION OF AGREEMENT. This Agreement may be amended or modified only in writing signed by all of the Parties.

         10.2 NOTICES. All notices, consents, demands or other communications required or permitted to be given pursuant to this Agreement shall be deemed sufficiently given when delivered personally or telefaxed with confirmation during regular business hours during a business day to the appropriate location described below, or three (3) business days after posting thereof by United States first-class, registered or certified mail, return receipt requested, with postage and fees prepaid and addressed as follows:

         IF TO KDMV:                           KINGDOM VENTURES, INC.
                                               Attn: Gene Jackson
                                               1045 Stephanie Way
                                               Minden, NV 89423
                                               Fax:  (775) 267-2661

         WITH COPY TO:                         Franklin, Cardwell & Jones
                                               Attn: Lawrence E. Wilson
                                               1001 McKinney, 18th Floor
                                               Houston, Texas 77002
                                               Telefax: (713) 222-0938

         IF TO MERGER SUB:                     AACC ACQUISITON CORPORATION, INC.
                                               Attn: John Jackson
                                               1045 Stephanie Way
                                               Minden, NV 89423
                                               Fax:  (775) 267-2661

         WITH COPY TO:                         Franklin, Cardwell & Jones
                                               Attn: Lawrence E. Wilson
                                               1001 McKinney, 18th Floor
                                               Houston, Texas 77002
                                               Telefax: (713) 222-0938


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

         IF TO AACC OR STOCKHOLDER:            Timothy E. Clinton
                                               1639 Rustic Village Road
                                               Forest, Virginia

         WITH COPY TO:                         Steven J. Keeler, Esq.
                                               Keeler Obenshain PC
                                               100 10th Street NE
                                               Suite 300
                                               Charlottesville, Virginia 22902
                                               Fax: (434) 220-6102

Any Party at any time by furnishing notice to the other Parties in the manner described above may designate additional or different addresses for subsequent notices or communications.

         10.3 SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not invalidate or affect the enforceability of any other provision of this Agreement.

         10.4 ENTIRE AGREEMENT; BINDING EFFECT. This Agreement, together with the agreements described herein, constitute the entire contract between the Parties hereto, and no Party shall be liable or bound to another in any manner by any warranties, representations or guaranties except as specifically set forth herein or in writing delivered in connection herewith which specifically refers to this Agreement. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties hereto.

         10.5 WAIVER. No delay in the exercise of any right under this Agreement shall waive such rights. Any waiver, to be enforceable, must be in writing.

         10.6 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Nevada. Any dispute regarding this Agreement or the transactions contemplated hereby shall be resolved by litigation in the state or Federal courts sitting in the Western District of Virginia and the Parties hereto agree to submit to the exclusive jurisdiction of such courts and to waive any claim that such courts do not have jurisdiction or that the venue is inconvenient.

         10.7 ASSIGNMENT. No Party may assign this Agreement or any of its or his interest herein without the prior written consent of the other Parties. Any attempted assignment by any Party of its or his rights or obligations without such consent shall be null and void. Reference to any of the Parties in this Agreement shall be deemed to include the successors and assigns of such Party.

         10.8 REMEDIES. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this


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

Agreement, the successful or prevailing Party or Parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding in addition to any other remedies to which it, he or they may be entitled at law or equity. The rights and remedies granted herein are cumulative and not exclusive of any other right or remedy granted herein or provided by law.

         10.9 RIGHTS AND LIABILITIES OF PARTIES. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any Party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any Party to this Agreement.

         10.10 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall have the force and effect of an original, and all of which shall constitute one and the same agreement regardless of whether any such counterpart is signed by all Parties, so long as at least one counterpart is signed by each Party.

         10.11 DRAFTING. Each of the Parties hereto acknowledge that each Party was actively involved in the negotiation and drafting of this Agreement and that no law or rule of construction shall be raised or used in which the provisions of this Agreement shall be construed in favor or against any Party hereto because one is deemed to be the author thereof.

         10.12 ATTORNEYS' FEES. If any litigation is instituted to enforce or interpret the provisions of this Agreement or the transactions described herein, the prevailing Party in such action shall be entitled to recover its reasonable attorneys' fees from the other Party or Parties hereto.

                            [Signatures on Next Page]





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         EXECUTED AND DELIVERED  EFFECTIVE as of the date first written above in multiple counterparts each of which shall be deemed to be an original document regardless of whether any one or all such counterparts are signed by all of the Parties, so long as at least one counterpart is signed by each Party.

                              KDMV:
                              KINGDOM VENTURES, INC.
                              a Nevada corporation


                              By:               /s/ Gene Jackson
                                       -----------------------------------------
                                       Name:    Gene Jackson
                                       Title:   President

                              MERGER SUB:
                              AACC ACQUISITION CORPORATION, INC.
                              a Nevada corporation


                              By:               /s/ John Jackson
                                       -----------------------------------------
                                       Name:    John Jackson
                                       Title:   President

                              AACC:
                              AMERICAN ASSOCIATION OF CHRISTIAN COUNSELORS, INC. a Texas corporation


                              By:               /s/ Timothy E. Clinton
                                       -----------------------------------------
                                       Name: Timothy E. Clinton
                                       Title:   President

                              STOCKHOLDER:

                                                /s/ Timothy E. Clinton
                                       -----------------------------------------
                                       Dr.   Timothy   E. Clinton


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